Exhibit 99.3

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Continues Transformation as
Global Technology Leader

•	Expanded diversity in team of corporate officers, including 50% of roles held by women leaders
•	Enhanced executive compensation program to more fully align with Vision 2025

Sarasota, FL, June 18, 2019 — Helios Technologies (Nasdaq: HLIO), a global industrial technology leader announced progress with several human capital initiatives in alignment with its Vision 2025 strategy.  Helios’s Board of Directors elected three new corporate officers bringing further diversity to the corporate officer team and aligning the leadership structure with the global business.  New corporate officer positions include Melanie Nealis as Chief Legal & Compliance Officer and Secretary; Matteo Arduini, President of QRC (quick-release couplings); and Rajasekhar (“Raj”) Menon, President of CVT (cartridge valve technology).

In addition to the three new positions, the Company’s remaining corporate officers are Wolfgang Dangel, President and Chief Executive Officer; Tricia Fulton, Chief Financial Officer; and Jinger McPeak, President
of EC (Electronic Controls).

Mr. Dangel commented, “We are pleased to elevate three talented members of our executive leadership team to corporate officer roles.  As a result, our current officer team now includes the leaders of each of our businesses, Jinger, Matteo and Raj, residing in the locale of their respective business’s headquarters.  We expect that consideration of their technology and market perspective at the corporate level will enhance the ongoing evolution of the Helios strategy and its successful execution.

“Further, we appreciate the benefits that diversity brings to our organization.  We are proud to now have 50% of our corporate officer positions filled by experienced and talented women – Tricia, Melanie and Jinger.  They have each proven the value of their contributions to our success, as well as their potential to continue to lead their respective functions in our ongoing journey toward achievement of our long-term goals.  We are also excited about the overall diversity within our executive team.  Notably, we have four national origins represented:  Italian, Indian, German, and American.  As Helios continues to expand its operations on a global basis, the diversity of our leadership team is exceptionally equipped to meet the challenges of a global organization.”

Melanie Nealis joined Helios Technologies in July 2018 as Chief Legal & Compliance Officer and Assistant Secretary.  Previously, she had been Deputy General Counsel with Roper Technologies, Inc. (NYSE: ROP) from 2012 until 2018 and Senior Corporate Counsel to Nordson Corporation (Nasdaq: NDSN) from 2005 until 2012.  Ms. Nealis earned her BSBA, summa cum laude, from Xavier University and Juris Doctorate degree from the Ohio State University Moritz College of Law, where she graduated with honors in law.  Melanie began her legal practice with Baker and Hostetler LLP.

Matteo Arduini was appointed General Manager of Faster S.r.l. in 2019, after having served as Faster’s Chief Financial Officer beginning in April of 2018.  From September 2012 to April 2018, Mr. Arduini was with Brevini/Dana Incorporated (NYSE: DAN). He served as the CFO of the Brevini Group and the project

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Continues Transformation as Global Technology Leader

June 18, 2019

leader in Dana’s acquisition of Brevini Group. For one and a half years after the acquisition, he served as Head of Finance in Dana Brevini Italy. Mr. Arduini graduated from the University of Parma in 1998 with a degree in Economics and gained professional experience through roles at Ernst & Young, Ferrari Cars and Technogym.

Raj Menon joined Sun Hydraulics as a consultant in January 2019 and was named President of that business in April.  Previously, he was Senior Vice President with J. B. Poindexter, a diversified manufacturer, from 2015 until 2018.  Mr. Menon spent over 25 years in a variety of global capacities with Cummins Inc. (NYSE: CMI) from 1989 until 2015.  He holds a Mechanical Engineering degree from the Indian Institute of Technology, Madras and a master’s degree in Manufacturing Systems Engineering from Purdue University.  Raj also holds a Harvard Business School certificate for Management Development.

Additionally, the Company announced that it revised its compensation practices for executive officers to tie compensation more closely to Company performance.  The new compensation philosophy includes specific, performance-based short-term and long-term compensation that is more fully aligned with the Company’s strategy and its shareholders.  At last week’s annual meeting, shareholders approved the Helios Technologies 2019 Equity Incentive Plan.

Mr. Dangel added, “The Compensation Committee of our Board developed a much more structured executive compensation program, aimed at incentivizing and rewarding our team upon attainment of clearly defined goals in alignment with our Vision 2025 strategy.  We believe that shareholder approval of our new equity incentive plan evidences their support of this new program as well.”

Mr. Dangel concluded, “It is certainly a very exciting and dynamic time for the entire Helios organization around the globe.  As we noted last week, we are thankful for shareholder support of our formal name change to Helios Technologies, Inc. and we are now trading under our new ticker, HLIO.  Those changes provide us with appropriate corporate infrastructure to oversee our operating businesses.  More importantly, our people drive our success and we believe continual advancements of our human capital initiatives and investments in our processes are imperative to achieve our goals for Vision 2025 and beyond.”

About Helios Technologies
Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, Enovation Controls, and Faster Group.  The Company operates in two business segments, Hydraulics and Electronics.  There are three key technologies within our Hydraulics segment: cartridge valve technology (“CVT”), quick-release hydraulic coupling solutions (“QRC”) and hydraulic system design (“Systems”). Within CVT, our products provide functions important to a hydraulic system: to control rates and direction of fluid flow and to regulate and control pressures. QRC products allow users to connect and disconnect quickly from any hydraulic circuit without leakage and ensure high-performance under high temperature and pressure using one or multiple couplers. Systems provide engineered solutions for machine users, manufacturers or designers to fulfill complete system design requirements including electro-hydraulic, remote control, electronic control and programmable logic controller systems, as well as automation of existing equipment. In our Electronics segment, we are a leader in display and control integration solutions offering rugged and reliable instruments, coupled with expertise in J1939 engine protocol, to produce an industry-leading array of easy-to-read displays and gauges for controller area network (“CAN”) transmitted engine data and faults. We refer to this technology as Electronic Controls (“EC”).

Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com